Exhibit 10.52
SETTLEMENT AGREEMENT
          This Agreement is entered into effective this 29th day of November, 1992, by and between the United States of America (“the United States”) and Aerojet-General Corporation (“Aerojet”).
     WHEREAS:
     1.1 In 1951, Aerojet established a facility located in Sacramento County, California for the purpose of developing, testing and building rocket systems for the United States (“Aerojet Plant”). Since its inception, this facility has been devoted primarily to the performance of contracts for the United States.
     1.2 Beginning in 1951, Aerojet has entered into numerous contracts with the United States and prime contractors and subcontractors to the United States for the development, production, and refurbishment of rockets at the Aerojet Plant. The principal contracting entities for the United States have been the Departments of the Air Force, Navy, and Army, and the National Aeronautics and Space Administration. Examples of the contract programs performed at the Aerojet Plant during the period 1951-1979 are Gemini, Apollo, Delta, Titan, Polaris, Minuteman, Hawk, Genie, Tartar, Standard Missile and Harpoon.

     1.3 The United States, principally through the Air Force and Navy, has owned substantial facilities at the Aerojet Plant since it was established in 1951. The Air Force owns Air Force Plant 70, comprised of approximately 52 acres of land and two principal buildings containing 375,000 square feet of floor space. One building is devoted to offices and the other to industrial uses. Air Force Plant 70 was originally constructed in the late 1950’s in support of the Titan program and was subsequently used for many of the Air Force ICBM programs, as well as a variety of smaller programs. Since its construction, Aerojet has occupied and used portions of Air Force Plant 70 pursuant to Air Force facilities contracts, with the exception of one twelve-year period (1970-82), when it was operated solely by McClellan Air Force Base as a storage annex. During periods of Aerojet occupancy and use, the United States also occupied and used a portion of Air Force Plant 70.
     1.4 (a) The Navy also owns a substantial number of facilities at the Aerojet Plant. These facilities were initially constructed in support of the Polaris Program in the 1950’s and 1960’s, and since then have been used on a variety of government programs. The Navy-owned facilities include: (a) nearly 300 buildings ranging in size from 67,000 sq. ft. industrial facilities to 100 sq. ft. safety shelters; (b) appurtenances to those buildings and other structures, such as roads, fences, cleaning pads, test stands, storage tanks, drainage ditches and waste basins; and (c) approximately 1,100 items of plant equipment.

          (b) The Navy facilities are situated on approximately 3,565 acres of land at the Aerojet Plant that are owned by Aerojet and were purported to be leased to the Navy under a series of renewable land leases commencing in 1956. From the 1960’s until the present, Aerojet’s use and operation of the Navy-owned facilities have been governed by a series of facilities management contracts entered into by Aerojet and the Navy.
     1.5   Aerojet used various chemicals in the performance of contracts at the Aerojet Plant. In 1979, certain of those chemicals were found present in groundwater and soils beneath and in groundwater in the immediate vicinity of the Aerojet Plant. Subsequently, private parties and state and federal regulatory agencies made demands and claims and brought actions against Aerojet respecting alleged historical discharges of chemicals to soils and groundwater.
     1.6   Under authority of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C., §§ 9602 et seq.) (hereinafter “CERCLA”) and comparable state statutes, the regulatory agencies sought that Aerojet undertake and Aerojet did undertake investigative, remedial, and other actions to respond to the findings of chemicals at the Aerojet Plant. Later, Aerojet and the agencies negotiated and agreed to a Partial Consent Decree, entered in a consolidated action in U. S. District Court. This Partial Consent Decree provides, inter alia, that Aerojet will perform certain interim remedial and water supply monitoring actions at the Aerojet Plant, and will conduct a Remedial Investigation/Feasibility Study. Aerojet has filed a counterclaim against the United States in that action, asserting in part that the United States is responsible for some or all response costs incurred and to be incurred by Aerojet, including costs of compliance with this Decree.
     1.7 Aerojet has tendered the defense of private and regulatory agency claims and actions brought against it to its general liability insurers. The insurers failed to defend and disputed coverage. Aerojet and the insurers are in litigation respecting the insurers’ obligations to defend and indemnify Aerojet under the terms of its insurance policies.
     1.8 Aerojet has incurred and will continue to incur costs in addressing the demands, claims and actions by private parties and the regulatory agencies, and in investigating and conducting clean-up activities at the Aerojet Plant. When it first began to incur such costs, Aerojet sought to include them as allowable costs within its indirect cost pool for allocation to its contracts with the United States and to its subcontracts under prime contracts with the United States. The Administrative Contracting Officer (“ACO”) disallowed such costs, but agreed that Aerojet could reserve the issue of their allowability in each affected contract. In 1986, Aerojet submitted a claim for the disallowed costs under the Contract Disputes Act, which the ACO denied in a Final Decision dated February 9, 1987. Aerojet then filed a notice of appeal and complaint with the Armed Services Board of Contract Appeals, ASBCA No. 34033, which was answered by the United States. Extensive discovery was conducted thereafter. The claim amount was periodically updated as additional costs were incurred by Aerojet.
     1.9 Under an agreement executed November 30, 1989, and amended February 26, 1990 (the “Stage A Settlement Agreement”), Aerojet and the United States settled recovery of certain costs incurred by Aerojet through June 1989 (“Stage A Expenditures”). ASBCA No. 34033 was dismissed pursuant to that settlement.
     1.10 On December 14, 1989, Aerojet filed a claim under the Contract Disputes Act seeking to include in its indirect cost pool the costs which it has incurred and will continue to incur after June 1989 relative to alleged historical discharges. The ACO denied that claim in a Final Decision dated January 31, 1990. Aerojet then filed a notice of appeal and complaint with the Armed Services Board of Contract Appeals, ASBCA No. 40309, which was answered by the United States.
     1.11 Aerojet Insurers have asserted a right to an offset or a reduction of their obligations to pay or reimburse Aerojet for Stage A Expenditures which the United States has recognized pursuant to the Stage A Settlement Agreement. Aerojet and the United States deny that any such right exists. This issue has not yet been finally adjudicated or otherwise resolved.

     1.12 The United States has asserted that its obligation, if any, to allow the costs in the pricing of Aerojet’s government contracts is secondary to the obligation of Aerojet’s insurers to pay and indemnify Aerojet under its general liability policies. In entering into this Agreement and the Stage A Settlement Agreement, the parties recognize that: (1) Aerojet’s insurers have failed to pay all the costs in issue and are disputing their obligation to defend and indemnify Aerojet under the policies; and (2) Aerojet is entitled to include the costs in its indirect rates only to the extent that such costs are not paid by Aerojet’s insurers.
     NOW THEREFORE, the United States and Aerojet, seeking to avoid protracted litigation, do hereby compromise and settle claims and disputes between them respecting Site Restoration Costs, as defined in Section 2.10, including without limitation Aerojet’s claim on appeal in ASBCA No. 40309, all in accordance with the terms of this Agreement and all Exhibits to this Agreement.
2. DEFINITIONS
     2.1 Aerojet Insurer means each liability insurer, whether providing primary or excess insurance, and the California Insurance Guarantee Association, against which Aerojet has made claim for recovery of Site Restoration Costs and which is or was a party to the suit now captioned Aerojet-General Corporation et al. vs.

Transport Indemnity Insurance Company et al. (San Mateo Superior Court No. 26245).
     2.2 Aerojet Site means that land for which Aerojet has responsibilities under subsection 5(A) (1) of the Partial Consent Decree.
     2.3 Allowable Site Restoration Costs means that percentage of Site Restoration Costs (as defined in Section 2.10) incurred after November 28, 1992 which, pursuant to Section 3.3, the United States recognizes as allowable costs within Aerojet’s indirect cost pool(s) allocable to Aerojet’s Government Contracts.
     2.4 Date of Execution of this Agreement means the date of the last required signature of this Agreement by an authorized representative of Aerojet or the United States, as provided in Section 11.12 below.
     2.5 Government Contract or Contract with the United States means any contract, or any modification to any contract between Aerojet and any contracting department, agency or entity of the United States, including any contract or subcontract, or any modification to any subcontract between Aerojet and any entity which is a party to a prime contract, or to a subcontract under a prime contract with any contracting department, agency, or entity of the United States.

     2.6 Partial Consent Decree means that decree entered on June 23, 1989, including all modifications thereof, whether entered before or after this Agreement, in the consolidated actions United States et al. vs. Aerojet General Corp. et al., (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG).
     2.7 Recovery from a Third Party means payment to Aerojet after the effective date of this Agreement by an Aerojet Insurer or any person or entity other than the United States, its agencies, departments, officers and employees, pursuant to a judgment, settlement, or otherwise for:
(a)	Site Restoration Costs;

(b)	interest in respect of or attributable to Site Restoration Costs; or

(c)	punitive damages in any action for the recovery of Site Restoration Costs;
irrespective of whether such payment is made subject to a condition or a purported reservation of rights; provided that Recovery from a Third Party does not include payments which are included in the “amount of Stage A recovery”, as defined in the Stage A Settlement Agreement.

     2.8 Remedial Action means any removal or remedial action under CERCLA or any like requirement under any federal or state statute or regulation, including all associated investigation and operation and maintenance, undertaken at the Aerojet Site.
     2.9 Settlement Credit Account means the account that Aerojet established pursuant to Section I.B.2 of the Stage A Settlement Agreement, which Aerojet maintains on its books.
     2.10 Site Restoration Costs (a) means such of the following described costs and any other costs which Aerojet has incurred or will incur in addressing demands, claims and actions brought by private parties and state and federal regulatory agencies relative to actual or alleged releases or threatened releases of chemicals to soils or groundwater at the Aerojet Site as a result of actual or alleged discharge or disposal activities prior to 1980, irrespective of whether the cost is attributable to any Government-owned facility that is the subject of the Aerojet offer set forth in Exhibit A to this Agreement:
               (i) costs of Remedial Action;
               (ii) costs of compliance with the Partial Consent Decree;
               (iii) costs of defense of the consolidated actions captioned United States et al. vs. Aerojet General Corp. et al.

(E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG), and of the consolidated actions captioned People ex rel. Van de Camp et al. (Sacramento Superior Court No. 286073), including costs of prosecution of the mandate proceedings consolidated therewith;
               (iv) costs of defending and responding to demands, claims and actions brought by local, state and federal regulatory agencies which, though reserved from or otherwise outside the coverage of the Partial Consent Decree, are within the subject matter of the actions identified in subsection 2.10(a)(iii) above; and
               (v) costs of defending and responding to demands, claims and actions brought by private parties.
          (b) Site Restoration Costs do not include the following:
               (i) charges questioned by the United States pursuant to Section 11.1 which are finally disallowed;
               (ii) expenses that are considered Allowable Contemporary Costs as that term is used in Aerojet’s CAS disclosure statement in effect at the time such costs are incurred;
               (iii) Stage A Expenditures as defined in Section 2.11;

               (iv) legal expenses which Aerojet has incurred or will incur after November 1988 respecting claims and litigation with Aerojet Insurers, which expenses are recognized by the United States as a fully allowable element of Aerojet’s G&A pool, pursuant to a separate agreement previously executed by the parties; and
               (v) costs of Remedial Action which Aerojet has incurred or will incur in connection with perchlorate, except that costs of the Remedial Investigation/Feasibility Study under the Partial Consent Decree and similar investigatory and related costs, such as oversight costs, as to perchlorate are included in Site Restoration Costs.
               (vi) those costs of defending and resolving, by judgment or settlement, an action brought by a private (non-governmental) party for alleged personal injury or property damage, that are directly attributable to a final, unappealable determination by a court that Aerojet “managerial personnel” (as defined in FAR 52.245-5 [Jan. 1986]) engaged in willful misconduct or lack of good faith in connection with actual or alleged discharge or disposal activities at the Aerojet Site prior to 1980; and
               (vii) fines, penalties and punitive damages imposed upon Aerojet by a court or administrative agency in a final, unappealable determination relating to actual or alleged discharge or disposal activities at the Aerojet Site prior to 1980.

     2.11 Stage A Expenditures means all Site Restoration Costs which Aerojet incurred through June 1989 and were the subject of the Stage A Settlement Agreement.
     2.12 Stage A Settlement Agreement means the parties’ settlement agreement in ASBCA No. 34033, executed on November 30, 1989 and amended on February 26, 1990.
3. SETTLEMENT OF SITE RESTORATION COSTS
     3.1 The parties recognize that: (1) Aerojet Insurers have failed to pay all Stage A Expenditures and Site Restoration Costs, and are disputing their obligation to defend and indemnify Aerojet under its general liability policies; and (2) Aerojet is entitled to recognition of Stage A Expenditures and Site Restoration Costs in the pricing of its Government Contracts only to the extent that such costs are not paid by Aerojet Insurers. Accordingly, in order to assure that there is no double recovery of costs by Aerojet, and to effectuate the intent of this Agreement and the Stage A Settlement Agreement, the parties agree that:
          (a) the agreement of the United States to allow and pay costs is in advance of potential recovery from Aerojet’s insurers; and

          (b) implementing FAR 31.201-5 (“Credits”), the United States is entitled to a credit from any insurance recovery for such costs, in accordance with the terms of this Agreement and the Stage A Settlement Agreement as amended.
     3.2 As to all Site Restoration Costs incurred through November 28, 1992:
          (a) Except for those contracts referenced in subsection 3.2(c), Aerojet hereby releases its right to seek an increase in the prices of Aerojet Government Contracts pursuant to the clauses reserving such right to Aerojet in respect of such Site Restoration Costs.
          (b) (1) The United States hereby releases all rights, title and interest in all funds credited to the Settlement Credit Account through November 28, 1992.
               (2) Aerojet shall not be required to make a downward adjustment in the prices of subcontract Nos. GD5-161526 and GD6-161528 for such Site Restoration Costs allocable to those subcontracts, and the United States hereby releases all rights to seek such an adjustment in the prime contracts relating to those subcontracts.
          (c) The United States will recognize $2,767, 000 of such Site Restoration Costs as indirect costs in the closeout of contract F04704-88-C-0025 (Peacekeeper), and the United States will recognize $691,000 of such Site Restoration Costs as indirect costs in the termination settlement of contract F04704-87-C-0050 (SICBM). The parties acknowledge that the amounts set forth in this subsection 3.2 (c) are based on Aerojet having incurred $28,872,000 in Site Restoration Costs through November 28, 1992. If, following Government audit, it is finally determined either by agreement of the parties, or absent such agreement, by dispute resolution under Section 10, that Aerojet has not incurred at least $28,872,000 in Site Restoration Costs through November 28, 1992 due to costs questioned by the United States pursuant to Section 11.1, Aerojet shall pay to the United States 65% of the amount by which Site Restoration Costs incurred through November 28, 1992, fall below $28,872,000.
     3.3 Subject to Section 11.1 below, the United States will recognize (as Allowable Site Restoration Costs) 65% of all Site Restoration Costs incurred and to be incurred after November 28, 1992 as allowable and recoverable costs within Aerojet’s indirect cost pool(s) allocable to Government Contracts, including without limitation those contracts referenced in Section 3.2 above.
     3.4 In order to implement Section 3.3 as to Government Contracts entered into before the Date of Execution of this Agreement and whose performance has occurred or will occur, in whole or in part, after November 28, 1992:

          (a) Aerojet will provide to the Divisional Administrative Contracting Officer (DACO) a listing of all such Government Contracts which contain a clause reserving the right to make adjustments with respect to Site Restoration Costs. This listing will include: the contracting agency, contract number, the principal contact at and address of the agency, the elements of cost and price to be adjusted, and the amounts of such adjustments, determined as follows:
               (1) As to each listed fixed-price and fixed-price incentive fee contract which is subject to upward adjustment, Aerojet and the United States will increase the price by the amount of Allowable Site Restoration Costs projected to be allocated to that contract after November 28, 1992, as of the Date of Execution of this Agreement;
               (2) As to Subcontracts GD5-161526 and GD6-161528 with Martin-Marietta Corporation, Aerojet will provide a credit calculated at 35% of the difference between (a) Site Restoration Costs included in the price of said subcontracts and (b) payments to Aerojet on such subcontracts that were applied to fund in part the Stage A Agreement and subsection 3.2(b)(2) of this Agreement. Aerojet will also provide credits in accordance with provisions of certain classified contracts.
               (3) As to each listed cost-reimbursement contract providing for an upward adjustment, Aerojet and the United States will increase the estimated cost and price by the Allowable Site Restoration Costs projected to be allocated to that contract after November 28, 1992, as of the Date of Execution of this Agreement.
          (b) Aerojet and the United States will promptly negotiate in good faith to reach agreement on the adjustments to elements of price (including, where applicable, target cost, target price and ceiling) for those Government Contracts described in subsection 3.4(a) above, but no adjustment to profit will be made. It is the parties’ intent to minimize the number of contracts to be modified by offsetting credits against upward adjustments, and making a net adjustment through modification of one or a few contracts. If the parties are unable to reach agreement on the net adjustments, Aerojet will submit a claim, certified under the Contract Disputes Act of 1978, for the adjustment or adjustments it believes are appropriate to comply with this Agreement. Any resulting dispute will be resolved under Section 10, Disputes.
          (c) As to each such cost-reimbursement contract which does not contain a clause reserving the right to make an adjustment with respect to Site Restoration Costs, Aerojet will bill Allowable Site Restoration Costs allocable to each such contract.
          (d) Aerojet will bill Allowable Site Restoration Costs allocated to the contracts specified in subsections 3.4(a) and (c) above in accordance with the terms of those contracts.

     3.5 In order to implement Section 3.3 above as to all Government Contracts entered into on or after the Date of Execution of this Agreement:
          (a) Aerojet will include and the United States will accept Allowable Site Restoration Costs in forward pricing rates for all Government Contracts entered into on or after the Date of Execution of this Agreement.
          (b) Aerojet will bill such costs in accordance with the terms and conditions of each such Government Contract.
          (c) Allowable Site Restoration Costs will be excluded in establishing the negotiated profit percentage or amount on all such Government Contracts. In all cost-disclosure pricing proposals, Aerojet will demonstrate that no profit is being proposed on Allowable Site Restoration Costs.
4 . CREDITS FOR RECOVERIES FROM INSURERS AND OTHER THIRD PARTIES
     4.1 (a) If the expenses incurred by Aerojet in pursuing a Recovery from a Third Party have been allowed for allocation to Aerojet’s Government Contracts, Aerojet will record 65% of any such Recovery from a Third Party on its books as a credit to reduce Allowable Site Restoration Costs in the Aerojet fiscal year when such recovery is received, as provided in this Section 4.1, and Sections 4.2 and 4.3 below. Aerojet will apply this credit to its indirect cost pool(s) before allocation of Site Restoration Costs to Government Contracts.
          (b) To the extent the credit described in subsection 4.1(a) exceeds Allowable Site Restoration Costs allocated to Government Contracts in a single Aerojet fiscal year, Aerojet will carry forward the remaining balance of the credit, together with interest as provided in subsection (c) below, as a reduction of Allowable Site Restoration Costs in subsequent year(s) until the credit is fully depleted.
          (c) Aerojet will include in the credits made pursuant to this Section simple interest at the applicable interest rate(s) specified by the Contract Disputes Act (42 U.S.C. § 611) from the date on which any Recovery from a Third Party is received by Aerojet until the credit is fully depleted.
     4.2 If Aerojet Insurers obtain an offset or a reduction of their obligations to Aerojet on the basis or by virtue of this Agreement, or any provision herein, Aerojet’s credit obligations pursuant to Section 4.1 above for payments made by an Aerojet Insurer shall be reduced by 35% of the amount of any such offset or reduction.
     4.3 If Aerojet is required to repay any funds that were (1) paid to Aerojet subject to a condition or a purported reservation of rights and (2) credited to the Settlement Credit Account or credited as a Recovery from a Third Party pursuant to subsection 4.1(a), then the amount of any such repayment will be added to and considered as Allowable Site Restoration Costs in the Aerojet fiscal year in which such repayment is made.
5. CREDITS TO FIXED-PRICE CONTRACTS
          As set forth in paragraphs (a) through (d) below, each sole-source fixed-price Government Contract priced in excess of $10 million entered into after the Date of Execution of this Agreement (or adjusted pursuant to subsection 3.4(a)(1)) will be subject to a price reduction if a Recovery from a Third Party in excess of $5 million is received during the period of performance of such a Government Contract.
          (a) At the conclusion of contract performance, the total of Allowable Site Restoration Costs allocated to the contract in excess of credits allocated to the contract as determined pursuant to sections 4.1 through 4.3 above (“Total Allocated Cost”), will be compared to the total Site Restoration Costs included within the contract price (“Total Negotiated Cost”).
          (b) The contract price will be reduced by the amount by which the Total Negotiated Cost is greater than the Total Allocated Cost, provided that the price reduction shall not exceed the total credit to Allowable Site Restoration Costs on the contract attributable to such Recovery from a Third Party, as determined pursuant to Sections 4.1 through 4.3 above.
          (c) In no event shall there be an increase to the contract price under this Section 5.
          (d) As to each sole-source fixed-price Aerojet subcontract priced in excess of $10 million entered into after the Date of Execution of this Agreement (or adjusted pursuant to subsection 3.4(a)(1)), Aerojet agrees to use its best efforts to include a clause requiring the prime contractor to provide the Government the full benefit of the price reduction to be made by Aerojet on each such subcontract pursuant to this Section 5, plus all applicable prime contractor mark-ups. If such a clause is not included in any such Aerojet subcontract, the United States may require Aerojet to pay directly to the United States the price reduction made on each such subcontract pursuant to this Section 5.
6. OPTION TO TERMINATE
          (a) Each party reserves the option to terminate application of this Agreement as to any Site Restoration Costs incurred following the certification or other formal determination by the cognizant environmental enforcement agency(ies) that all Remedial Action has been completed and no further Remedial Action is required. Either party may exercise this option by issuing written notice to the other party no earlier than 60 days following such certification or formal determination. The effective date of such exercise of option shall be the ninetieth day following issuance of the written notice.
          (b) An exercise of option under this Section 6 shall not affect the application of this Agreement as to any Site Restoration Costs incurred before the effective date of the exercise of the option.
7. COVENANTS, RELEASES, RESERVATIONS OF RIGHTS AND DISMISSAL OF APPEAL
     7.1 Subject to the provisions of Section 3 above and this Section 7, as to Site Restoration Costs which Aerojet has incurred or will incur after July 1, 1989 until the effective date of exercise of the option under Section 6:
          (a) Aerojet agrees for itself, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it, to remise, release and forever discharge the United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof from any claim, counterclaim or cross-claim that Aerojet asserted or could have asserted in the appeal in ASBCA No. 40309 and in the consolidated actions captioned United States et al. vs. Aerojet General Corp. et al., (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG), or on any other basis; and

          (b) Aerojet agrees for itself, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it, to remise, release and forever discharge Aerojet’s prime contractors on Contracts with the United States from any and all claims, causes of action and demands of any kind whatsoever under or on the basis of Aerojet’s subcontracts with such prime contractors.
          (c) Nothing in this Section 7.1 shall impair any Aerojet right or defense in response to any demand or action of the United States pursuant to any environmental law or regulation. All such rights and defenses are hereby reserved, including but not limited to any right or defense based upon section 106(b)(2) of CERCLA (42 U.S.C.A. § 9606(b)(2)) or under any other provision of law.
     7.2 The United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof agree to remise, release and forever discharge Aerojet, its parent corporations, subsidiaries, affiliates, past or present officers, directors, employees, and all representatives thereof, including without limitation its successors, assigns, subrogees, representatives, and anyone claiming through or under it, from any and all claims, causes of action and demands of any kind whatsoever to recover:
          (a) Site Restoration Costs;

          (b) Recovery from a Third Party, except in accordance with the provisions of Sections 4 and 5; and
          (c) the amount of any claim which any Aerojet Insurer or other third party asserts against the United States in respect of Site Restoration Costs.
     7.3 Within 90 days after the Date of Execution of this Agreement, the parties shall:
          (a) cause the dismissal of the appeal in ASBCA No. 40309; and
          (b) seek that the Court in the consolidated actions captioned United States et al. vs. Aerojet General Corp. et al., (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG), enter the Stipulation and Order in the form specified in Exhibit B to this Agreement for a stay of proceedings with respect to Aerojet’s counterclaim against the United States in that action. If the State of California does not agree to stipulate to such a Stipulation and Order, Aerojet and the United States will seek entry of the Order by noticed motion to the Court.
     7.4 Nothing in this Agreement shall be construed to release claims or otherwise settle any costs other than Site Restoration Costs incurred prior to the effective date of exercise of the option under Section 6. The parties expressly reserve all rights, claims and defenses as to any costs other than Site Restoration Costs. Without limitation of the foregoing, nothing in this Agreement shall restrict the right of either Aerojet or the United States to lift the stay of proceedings relative to Aerojet’s counterclaim in the consolidated actions captioned United States et al. vs. Aerojet General Corp. et al., (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG), in accordance with the Stipulation and Order specified in Exhibit B to this Agreement.
     7.5 The releases provided by Aerojet in Section 7.1 above are conditioned upon the United States fulfilling its obligations under Section 3 of this Settlement Agreement. If a court or board of contract appeals decides (the “Court or Board Decision”) that the United States need not fulfill, or is precluded from, fulfilling its obligations under Section 3 to recognize what are determined to be Allowable Site Restoration Costs under this Agreement, then:
          (a) other provisions hereof notwithstanding, the releases provided by Aerojet herein will no longer be applicable;
          (b) Aerojet shall be entitled to pursue all claims of whatever kind against the United States for recovery or recognition of Site Restoration Costs governed (directly or by reason of resjudicata or collateral estoppel) by the Court or Board Decision; as follows:

               (i) before filing any such claim and pending issuance of the Court or Board Decision, Aerojet will request that the United States enter into an agreement tolling all statutes of limitation applicable to Aerojet’s claims for a period of not to exceed two years.
               (ii) Aerojet may bring an action in any forum to seek recovery or recognition of such Site Restoration Costs if the United States fails to enter into such an agreement within 90 days of the Aerojet request or, if such an agreement is obtained, any time after the agreement expires.
          (c) Aerojet’s releases shall remain in effect with respect to those Site Restoration Costs as to which the United States has recognized Allowable Site Restoration Costs in accordance with Section 3 of this Agreement.
     7.6 Except as provided in Sections 7.1 and 7.2, nothing in this Agreement shall constitute or be construed as a release or a covenant not to sue as to any claim or cause of action against any person or entity not a signatory to this Agreement.
     7.7 Nothing in this Agreement shall constitute or be construed as a release or a covenant not to sue as to any matter not expressly addressed by Sections 7.1 and 7.2 of this Agreement.

     7.8 Except to the extent the reservations of claims and assertions set forth in paragraph 22 of the Partial Consent Decree are superseded by the terms of this Section 7, nothing in this Agreement shall in any way limit the rights and obligations of the parties with respect to the Partial Consent Decree. In the event of any inconsistency between the terms and conditions of this Agreement and the terms of the Partial Consent Decree, the terms of the Partial Consent Decree shall prevail over the terms of this Agreement.
     7.9 As to rights not released by this Agreement: the transfer of the property pursuant to the Government’s acceptance of the offer described in Section 9 of this Agreement shall not alter or modify the parties’ respective rights, liabilities and responsibilities regarding environmental cleanup or compliance with environmental laws, statutes, ordinances, and regulations with respect to actions that occurred prior to the effective date of the property transfer. In this regard, without limitation, the purchase of the property shall not be deemed to alter or affect, and may not be used by either party as a basis for asserting or denying, a party’s liability under CERCLA or any analogous state law or common law for discharges of hazardous substances occurring before the date the property is transferred.

8. REPORTS
     8.1 Until the first fiscal year following the effective date of an exercise of the option under Section 6, Aerojet will include the following information in its Forward Pricing Rate Proposal submitted annually to the United States:
          (a) the total Site Restoration Costs incurred in all preceding fiscal years;
          (b) an accounting of the Site Restoration Costs incurred during the preceding fiscal year, including: (i) the amount of any Recovery from a Third Party obtained during the fiscal year; (ii) the proration of amounts applied as credits under the Stage A Settlement Agreement and under Section 4 of this Agreement; (iii) the amount of credits applied pursuant to Section 4, if any; (iv) the net amount of Site Restoration Costs included in Aerojet’s indirect cost pool(s) during the fiscal year; and (v) the amount of Aerojet’s applicable base for allocation of Site Restoration Costs in the fiscal year;
          (c) the amount of any price reductions made pursuant to Section 5;
          (d) a projection and description of the Site Restoration Costs estimated to be incurred during the current fiscal year,

separately identified so as to permit a separate agreement on Site Restoration Costs, if appropriate; and
          (e) a separate projection and description of contemporary costs (as defined in Aerojet’s CAS Disclosure Statement) to be incurred during the current fiscal year.
     8.2 Aerojet will provide to the CACO and DACO two copies of each quarterly progress report prepared by Aerojet pursuant to the Partial Consent Decree. At the request of the Administrative Contracting Officer, Aerojet will provide briefings at reasonable intervals on the progress of the work undertaken to implement the Partial Consent Decree and a final consent decree, if one is entered by the court.
9. TRANSFER OF GOVERNMENT–OWNED PROPERTY
          (a) Aerojet hereby offers to purchase certain property, facilities, and equipment presently owned by the United States and situated at the Aerojet Site, as described in and in accordance with the terms set forth in Exhibit A attached hereto, which is hereby incorporated as if fully set forth in this Agreement. Aeronautical Systems Center, Wright-Patterson Air Force Base, and the U.S. General Services Administration are the authorized government authorities for any property, facilities and equipment transfer.

          (b) This Agreement, and each section of this Agreement, shall remain in full force and effect regardless of whether the Government accepts Aerojet’s offer or whether the parties are able to reach agreement on the transfer of any such property, facilities and equipment.
10. DISPUTES
          Either party may enforce this Agreement under any available remedy, including without limitation remedies under the Contracts Disputes Act of 1978, 41 U.S.C. §§ 601 et seq. and the “Tucker Act”, 28 U.S.C. § 1491, through action before the Armed Services Board of Contract Appeals or the courts, in the event of a failure by the other party to fulfill its obligations. This Section 10 shall apply to any dispute between Aerojet and the United States involving the interpretation of this Agreement, including without limitation, whether specific costs incurred by Aerojet constitute Site Restoration Costs under Section 2.10 above.
11. OTHER PROVISIONS
     11.1 The United States reserves the right to question on the following grounds any particular charge or portion of a charge to costs made allowable by this Agreement:

          (a) the charge is unallowable for reasons unrelated to its character as an environmental cost (e.g., a charge for unallowable entertainment expense under FAR 31.205-14); or
          (b) the charge is unallowable because it is believed to be unreasonable in amount for the services or supplies provided.
     11.2 Except as otherwise specifically provided in this Agreement, this Agreement shall take precedence over any contracts or other agreements between Aerojet and the United States regarding the United States’ obligations to Aerojet relative to Site Restoration Costs; provided, however, that nothing in this Agreement shall preclude Aerojet from recovering Site Restoration Costs which are determined to be recoverable as direct costs under the termination or close-out settlements of Contract Nos. F04704-87-C-0050 and F04704-88-C-0025, respectively. Aerojet will remove all costs so recovered from its indirect cost pool allocable to Government Contracts.
     11.3 The parties have entered into this Agreement for the purpose of compromising and settling all claims and disputes between them with respect to Site Restoration Costs, and intend that this Settlement Agreement will apply to Site Restoration Costs allocated to existing and future Government Contracts.
          (a) Aerojet and the United States agree that nothing in this Agreement is inconsistent with the current provisions of FAR

Part 31. Except to the extent that it is beyond the authority of the United States to commit itself under this Agreement, this Settlement Agreement is intended to be implemented and enforced irrespective of any future changes in statute or regulation. In this regard, Aerojet and the United States each recognize and expressly assume the risk that a change in the statutes or regulations could support a treatment of Site Restoration Costs that is different from that required by this Agreement.
          (b) In an action to enforce this Agreement, the following issues shall be deemed to have been resolved, irrespective of any change in statute or regulation:
               (1) the reasonableness of past conduct giving rise to Site Restoration Costs, including whether such conduct complied with applicable laws, regulations, permits, orders and any other legal requirements or whether such conduct was without fault, negligent, reckless, intentional, wilful, or otherwise culpable;
               (2) the extent to which performance of Government Contracts contributed to the conditions giving rise to Site Restoration Costs; and
               (3) Aerojet’s diligence in responding to the environmental conditions and pursuing available sources for the recovery of Site Restoration costs.

Provided, that nothing in this Section 11.3(b) shall be construed as resolving such issues in any action other than an action to enforce the provisions of this Settlement Agreement.
     11.4 Aerojet will expense Site Restoration Costs and will not be required to capitalize and depreciate such costs for government contract accounting purposes, as long as such treatment is consistent with generally accepted accounting principles (“GAAP”) and applicable Cost Accounting Standards in effect at the time the costs are incurred.
     11.5 In the event that manufacturing and test operations at Aerojet’s Sacramento Site are permanently transferred to another Aerojet location, Allowable Site Restoration Costs shall be allocated to the most appropriate indirect cost pool at the site where the work is transferred. In the event that manufacturing and test operations at Aerojet’s Sacramento Site are substantially discontinued, Allowable Site Restoration Costs shall be treated as residual corporate home office costs allocable throughout Aerojet- General Corporation to all corporate segments. Aerojet shall notify the DACO and CACO of any change in allocation described in this subsection 11.5, prior to making such change. Any disagreement as to whether the change comes within the terms of this subsection 11.5 shall be resolved under Section 10, Disputes. Nothing in this Section 11.5 shall preclude Aerojet from proposing a different accounting treatment for Allowable Site Restoration

Costs consistent with Aerojet’s accounting practices in effect at the time of any such proposal.
     11.6 This Agreement resolves disputed claims. Neither this Agreement nor its terms constitutes any admission of liability, an admission of fact or evidence of such, or an admission of violation of any law or regulation.
     11.7 The parties designate the following persons to whom all reports and notices provided pursuant to this Agreement will be sent:

For Aerojet	For the United States

William L. Berry, Jr.	Emil Bagneschi
Senior Counsel	Corporate Administrative
Aerojet-General Corporation	Contracting Officer (CACO)
1940 Alabama Avenue	DCMAO — San Francisco
P. O. Box 3530	1265 Borregas
Rancho Cordova, CA 95741-3530	Sunnyvale, CA 94089

Algird C. Radavice
Divisional Administrative
Contracting Officer (DACO)
DCMO Sacramento
P. O. Box 15846
Sacramento, CA 95852-1846
Each party may substitute another individual for its representative(s) designated above by providing written notice to the other party.
     11.8 This Agreement, and each of its terms and conditions, shall apply to and be binding upon (a) Aerojet-General Corporation, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it; and (b) the United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof.
     11.9 This Agreement, or any portion of this Agreement, may be amended, deleted or terminated only by a written agreement executed by both of the undersigned representatives of Aerojet and the United States, or his or her successors, respectively.
     11.10 This agreement constitutes the entire agreement between Aerojet and the United States and supersedes any prior or contemporaneous agreement concerning the subject matter of this Agreement. The parties anticipate the creation of summary documents and administrative guides to assist the parties in implementing the Agreement. Such summaries and guides do not constitute part of this Agreement.
     11.11 The headings used in this Agreement are intended solely for convenience and shall not determine or alter the rights and obligations of the parties to this Agreement.
     11.12 Each undersigned representative certifies that he or she is fully authorized to enter into and execute this Agreement, and to legally bind the party represented.

For United States of America	For Aerojet-General Corporation

/s/ Donald P. Springer	/s/ Roger I. Ramseier

Name: Donald P. Springer	Name: Roger I. Ramseier

Title: Corp. Admin. Contr. Officer	Title: President

Date: 21 September 1993	Date: Sept 13, 1993

Approved as to form	Approved as to form

/s/ Samuel R. Hilker	/s/ Allan J. Joseph

Counsel for the United States	Counsel for Aerojet-General Corp.

Date: 16 Sept 1993	Date: September 13, 1993

EXHIBIT A

EXHIBIT “A”
OFFER TO PURCHASE REAL ESTATE,
IMPROVEMENTS AND RELATED PERSONAL PROPERTY AND
ACCEPTANCE
          This Offer to Purchase Real Estate, Improvements and Related Personal Property and Acceptance (“Offer”) is made and entered into by Aerojet-General Corporation, an Ohio corporation (“Buyer”) to the United States of America, acting by and through the Administrator of General Services (“Seller”) regarding the Property, as defined below.
ARTICLE 1
OFFER AND ACCEPTANCE
          1.1 Offer to Purchase. Upon the Date of Execution of that certain Settlement Agreement between the United States of America and Buyer settling Buyer’s Site Restoration Costs claims at its Sacramento plant (the “Settlement Agreement”), Buyer offers to purchase the Property, as hereinafter defined, subject to the terms and conditions of this Offer (the “Offer Date”).
          1.2 Acceptance of Offer. At any time within two (2) years of the Date of Execution of the Settlement Agreement, Seller may accept the Offer, and during such two (2) years the Offer shall remain firm and continuing, and shall not be revoked by Buyer. Seller shall accept said offer by execution of the Acceptance attached to this Offer and delivery of one original executed Acceptance to the Escrow Holder, as hereinafter defined, and upon such acceptance this Offer shall constitute the binding agreement of Buyer and Seller.
ARTICLE 2
PURCHASE AND SALE
          2.1 Property. The “Property”, as hereinafter used, is comprised of:
               (a) Land. All of that land, approximately fifty-two (52) acres in size, which is subject to Air Force Facility Contract F04701-75-C-0067 (the “Land”).
               (b) Buildings and Improvements. All buildings and improvements owned by the United States Air Force on the Land, and controlled as real property subject to Air Force Facility Contract F04701-75-C-0067; and all buildings and improvements owned by the United States Navy, and controlled as real property subject to Navy Facility Contract N00030-91-E-0094 (the “Buildings and Improvements”).

               (c) Personal Property. All Industrial Plant Equipment (IPE) and Other Plant Equipment (OPE) owned by the United States Navy subject to Navy Facility Contract N00030-91-E-0094 (the “Personal Property”).
               Further Description of Property. Prior to closing, the Parties shall jointly determine the exact description of the Land, and an exact identification of the Buildings and Improvements and Personal Property.
          2.2 Purchase Price. The total purpose price (“Purchase Price”) for the Property is Two Million Five Hundred Thousand Dollars ($2,500,000.00), and shall be payable in accordance with this Section 2.2.
               (a) Buyer’s Deposit. Within three (3) business days of the date the Settlement Agreement is executed by both parties thereto, Buyer shall open the Escrow (as defined herein) by depositing with Escrow Holder (being Placer Title Insurance Company, or any other title company chosen by Buyer after notice to Seller) a copy of this Offer and Buyer shall deposit with Escrow Holder the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (“Buyer’s Deposit”) in cash, wire transfer of funds, certified or bank cashier’s check, or irrevocable letter of credit in the amount of Buyer’s Deposit. Escrow Holder shall invest Buyer’s Deposit in an interest bearing account selected by Buyer. Buyer’s Deposit, together with all interest accrued thereon as of the date of the Opening of Escrow, shall be applied towards the payment of the Purchase Price, or refunded to Buyer as set forth in GSA Form 2041 “General Terms Applicable to Negotiated Sales”, attached hereto as Attachment 1 and incorporated herein (the “General Terms”), or paid to and retained by Seller as set forth in the General Terms.
               (b) Balance. At least twenty-four (24) hours prior to the Closing Date (as defined herein), Buyer shall deposit with Escrow Holder a sum equal to the Purchase Price, less the sum of (i) Buyer’s Deposit plus (ii) the accrued interest thereon, in cash, wire transfer of funds, certified or bank cashier’s check.
ARTICLE 3
COVENANTS
          3.1 Covenants of Seller.
               (a) Further Transfers. During the period from the effective date of the Settlement Agreement through the Close of Escrow, unless Buyer shall have given its prior written consent thereto, Seller shall not transfer, convey, encumber, lease or assign any right, title or interest in or to all or any portion of the Property.

               (b) Close of Escrow. At the Close of Escrow, as hereinafter defined, Seller shall:
                    (1) convey the Real Property to Buyer, subject to all easements, conditions, and restrictions of record on the Closing Date, as hereinafter defined, by a fully executed and notarized quitclaim deed (the “Quitclaim Deed”);
                    (2) convey the Plant Equipment to Buyer by a fully executed and notarized bill of sale (the “Bill of Sale”);
                    (3) terminate any right, title, and interest the United States Navy may claim or have in any real property Buyer owns in Sacramento County by fully executed and notarized termination agreements and/or quitclaim deeds; and
                    (4) execute and deliver such other documents or instruments as may be reasonably required by Buyer at least three (3) business days prior to the Closing Date to effect the closing of the transactions contemplated in this Offer.
          3.2 Covenant of Buyer.
               (a) Defense Capabilities . Buyer agrees to maintain the existing capabilities of the Property for defense production for a period of five (5) years from the Closing Date, and Buyer agrees that its use of the Property will not jeopardize the existing capabilities of the Property for such defense production; provided, however, Buyer may demolish, remove, dispose, modify, or alter any portion of the Property not essential to foreseeable defense production needs.
               (b) Close of Escrow. At the Close of Escrow, as hereinafter defined, Buyer shall:
                    (1) deliver the Buyer’s Deposit plus the accrued interest thereon and the balance of the Purchase Price to Seller including the Buyer’s Deposit, to Seller in cash, wire transfer of funds, certified or bank cashier’s check; and
                    (2) execute and deliver such other documents or instruments as may be reasonably required by Seller at least three (3) business days prior to the Closing Date to effect the closing of the transactions contemplated in this Offer.
ARTICLE 4
CONDITIONS
          4.1 Both Parties Conditions to Closing. The Closing shall not take place, and the Property shall not be purchased and sold, until and unless the following conditions have been satisfied on or prior to the Closing Date:

               (a) Cost Agreement. Buyer and its cognizant Department of Defense Administrative Contracting Officer shall have agreed that the costs Buyer incurs in maintaining, repairing, restoring, demolishing, disposing or otherwise attending to the Property after the Closing Date shall be considered allowable for allocation to Buyer’s government contracts, notwithstanding any restrictions on the allowability of idle facilities and idle capacity costs, but otherwise subject to the right of Seller to question and audit costs pursuant to law and regulations.
               (b) Termination of Navy Interests. Seller shall have delivered fully executed termination agreements and/or quitclaim deeds effectively terminating any right, title, and interest the United States Navy may claim or have in any real property Buyer owns in Sacramento County.
               (c) Defense Capabilities. Seller shall have corrected prior to the Closing Date, after notice from Buyer, any deficiencies or defects to title or otherwise that could impair the ability of Buyer to comply with its covenant to maintain the defense capabilities of the Property as set forth in Section 5.2.
ARTICLE 5
ESCROW INSTRUCTIONS
          5.1 Close of Escrow: Closing Date. The “Close of Escrow” shall mean the closing of the purchase and sale of the Property pursuant to this Offer, as evidenced by the recording of the Quitclaim Deed in the Official Records of the County Recorder of Sacramento County, California. The Close of Escrow shall take place on the date thirty (30) days from the date Seller executes and delivers a signed copy of the Acceptance attached to this Offer to the Escrow Holder (“Closing Date”).
          5.2 Conditions to the Close of Escrow. The Close or Escrow shall not take place unless and until Delivery of Sums and Documents. Both parties have deposited with Escrow Holder all sums and documents required by this Offer.
          5.3 Delivery. Notwithstanding Buyer’s possession of the Property through any facility contracts referenced in Section 2.1, for purposes of the General Terms, possession of the Property shall be deemed to be delivered to Buyer at the Close of Escrow.
          5.4 Escrow Holder’s General Provisions. Escrow Holder is hereby instructed to attach as Attachment 2 to this Offer a copy of Escrow Holder’s standard printed escrow instructions, which are hereby incorporated into this Offer in their entirety. In the event of any inconsistency between this Offer and such standard printed escrow instructions this Offer shall govern the rights and obligations of Seller and Buyer.

ARTICLE 6
MISCELLANEOUS
          6.1 Title Insurance. Buyer may (i) order from Placer Title Insurance Company, or such other title insurance company as Buyer may select (“Title Company”) a preliminary title report (“Report”) covering the Land and all buildings and improvements thereon pursuant to which Title Company shall commit, upon payment of its usual and customary premium therefor, to issue its ALTA Extended Coverage Owner’s Title Insurance Policy (“ALTA Policy”) covering the Property, with liability in an amount to be determined by Buyer, insuring title to the Real Property as vested in Buyer; (ii) order an ALTA survey (“ALTA Survey”) covering the Real Property prepared by a licensed surveyor or civil engineer in sufficient detail to provide for the ALTA Policy certified to Buyer and the Title Company in form satisfactory to Buyer.
          6.2 GSA Form 2041. GSA Form 2041 entitled “General Terms Applicable to Negotiated Sales” is attached hereto as Attachment 1, and incorporated herein. In the event of any inconsistency between this Offer and said General Terms Applicable to Negotiated Sales this Offer shall govern the rights and obligations of Seller and Buyer.
          6.3 Non-Discrimination Covenant. The “Non- Discrimination Covenant” is attached hereto as Attachment 3, and incorporated herein.
          6.4 Notices. Any and all notices required or permitted to be given hereunder shall be in writing and shall be personally delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, to the respective parties at the addresses set opposite the parties signatures below. Either party may change its address by a notice given to the other party in the manner set forth above. Any notice given personally shall be deemed to have been given upon service and any notice given by certified or registered mail shall be deemed to have been given on the third (3rd) day after such notice is mailed.
          6.5 No Merger. All covenants and other obligations contained in this Offer shall survive recordation and delivery of the Quitclaim Deed.

          IN WITNESS WHEREOF, the parties have executed this Offer as of the dates set opposite their signatures below.
Authority to Purchase.

By	Date

Title

CERTIFICATE OF CORPORATE BUYER
          I,                                         , certify that I am                                          of the                     , the Company named as Buyer herein; that                      who signed this Offer to Purchase on behalf of the                      is                      of said Company; that said Offer to Purchase was duly signed for and on behalf of said Company by authority of its governing body and is within the scope of its Company powers.
          -

ACCEPTANCE — UNITED STATES
     The Offer to Purchase as set forth above is accepted this ___day of                     , 1993.

UNITED STATES OF AMERICA
ACTING BY AND THROUGH THE
ADMINISTRATOR OF GENERAL
SERVICES

Date

Commissioner
Federal Property Resources
Service

NON-DISCRIMINATION COVENANT
(To be included in instrument of conveyance)
The Grantee covenants for itself, its heirs, successors, and assigns and every successor in interest to the property hereby conveyed, or any part thereof, that the said Grantee and such heirs, successors, and assigns shall not discriminate upon the basis of race, color, religion, sex, or national origin in the use, occupancy, sale, or lease of the property, or in their employment practices conducted thereon. This covenant shall not apply, however, to the lease or rental of a room or rooms within a family dwelling unit; nor shall it apply with respect to religion to premises used primarily for religious purposes. The United States of America shall be decaed a beneficiary of this covenant without regard to whether it remains the owner of any land or interest therein in the locality of the property hereby conveyed and shall have the sole right to enforce this covenant in any court of competant jurisdiction.

EXHIBIT B

LAWRENCE A. HOBEL
California State Bar #73364
HELLER, EHRMAN, WHITE & MCAULIFFE
333 Bush Street
San Francisco, California 94104-2878
Telephone: (415) 772-6348
Attorneys for Defendants and Counterclaimants
AEROJET-GENERAL CORPORATION AND
CORDOVA CHEMICAL COMPANY
UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF CALIFORNIA

UNITED STATES OF AMERICA,	)
)
Plaintiff,	)
)
v.	)	NO. CIV-S-86-0063-EJG
	)	NO. CIV-S-86-0064-EJG
AEROJET-GENERAL CORPORATION	)
and CORDOVA CHEMICAL COMPANY,	)	CONSOLIDATED
)
Defendants,	)
	)	STIPULATION AND ORDER RE
	)	PROSECUTION OF COUNTERCLAIM
PEOPLE OF THE STATE OF CALIFORNIA,	)	OF AEROJET GENERAL
	)	CORPORATION AND CORDOVA
Plaintiff,	)	CHEMICAL COMPANY AGAINST
	)	THE UNITED STATES OF
v.	)	AMERICA
)
AEROJET-GENERAL CORPORATION and	)
CORDOVA CHEMICAL COMPANY,	)
)
Defendants.	)
)
AEROJET-GENERAL CORPORATION, and	)
CORDOVA CHEMICAL COMPANY,	)
)
Counterclaimants,	)
)
v.	)
)
UNITED STATES OF AMERICA,	)
)
Counter-Defendant.	)
STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

     Whereas, on September 25, 1990, Defendants Aerojet-General Corporation (“Aerojet”) and Cordova Chemical Company (collectively, the “Defendants”) filed the Counterclaim of Aerojet General Corporation and Cordova Chemical Company Against the United States of America and Demand For Jury Trial (the “Counterclaim”) against Plaintiff United States of America (“United States”) in these consolidated actions.
     Whereas, by Stipulation and Order dated September 25, 1990, the prosecution of the Counterclaim was stayed, subject to certain exceptions, during the pendency of settlement discussions between the United States Air Force and Aerojet in the matter entitled Appeal of Aerojet-General Corporation Under Contract No. F04704-88-C-0025, Armed Services Board of Contract Appeals Case No. 40309 (“ASBCA No. 40309”).
     Whereas, the United States Air Force and Aerojet have entered into a settlement agreement in ASBCA No. 40309 (the “ASBCA Settlement Agreement”), which releases certain rights of the parties that might otherwise be asserted in this action, but also reserves to the parties certain rights that are the subject of this action.
     Whereas, as a condition of the ASBCA Settlement Agreement, the parties must seek an order of the Court in these consolidated actions, in accordance with terms and conditions of this stipulation, as to the prosecution of claims that are not resolved by the ASBCA Settlement Agreement; and
     Whereas, to effectuate the terms and conditions of the ASBCA Settlement Agreement and for good cause shown, the
STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

parties hereby stipulate to entry by the Court of the following order:
     1. All further proceedings with respect to the Counterclaim as to matters not released by the parties in the ASBCA Settlement Agreement and within the subject matter of the Counterclaim shall be stayed, but the stay shall be lifted upon written notice by the United States or by one of the Defendants to the Court and to all parties that actions or claims have been undertaken against Defendants, or either of them, with respect to such matters.
     2. Defendants’ Counterclaim and Counterdefendants’ defenses to such Counterclaim shall not be subject to involuntary dismissal based on any alleged failure to prosecute during the pendency of this stay; and no party shall assert that the failure to give notice when the right to give notice first arises shall be deemed a failure to prosecute, regardless how long after the event giving rise to the right to give notice under Paragraph 1 a party actually gives said notice.
STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

     3. If and when the stay is lifted, the United States shall have sixty (60) days to file an Answer or other responsive pleading to the Counterclaim.
FOR PLAINTIFF UNITED STATES OF AMERICA

DATED: , 1992	[NAME]
Assistant Attorney General

[NAME]
United States Department of justice
Environmental Defense Section
Environmental and Natural Resources Division
P.O. Box 23986
Washington, D.C. 20026-3986

[NAME] , United States
Attorney for the Eastern District
of California
3305 Federal Building
650 Capitol Mall
Sacramento, California 95814

By:

United States Department of Justice
Environmental Defense Section
Environmental and Natural Resources Division
P.O. Box 23986
Washington, D.C. 20026-3986
FOR PLAINTIFF THE STATE OF CALIFORNIA

DATED: , 1992	DANIEL E. LUNGREN
Attorney General of the State of
California

By:
EDNA WALZ
Deputy Attorney General
Department of Justice of the
State of California
1515 “K” Street
Sacramento, California 95814
STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

FOR DEFENDANTS AND COUNTERCLAIMANTS AEROJET-GENERAL CORPORATION AND CORDOVA CHEMICAL COMPANY

DATED: , 1992	By:
LAWRENCE A. HOBEL
HELLER, EHRMAN, WHITE & McAuliffe
333 Bush Street
San Francisco, CA 94104-2878
IT IS SO ORDERED:
DATED:                      1992

JUDGE OF THE UNITED STATES DISTRICT COURT
STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM